UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 21, 2008

CHINO COMMERCIAL BANCORP (Exact name of registrant as specified in its charter)

CA	000-52098	20-4797048
(State of incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

14345 Pipeline Avenue
Chino, California		91710
Address of Principal Executive Offices		Zip Code

(909) 393-8880 Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On January 21, 2008 the Registrant issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Exhibit 99.1.

Press release dated January 21, 2008

For Immediate Release January 21, 2008 OTC BB: “CCBC”

CHINO COMMERCIAL BANCORP REPORTS YEAR END RESULTS.

     Chino, California… The Board of Directors of Chino Commercial Bancorp, the parent company of Chino Commercial Bank NA, announced the results of operations for the Bank and the consolidated holding company for the three and twelve months ended December 31, 2007. For the full year ended December 31, 2007 the company posted a consolidated net income of $747,948 a reduction from net income of $1,009,555 for 2006. Net income per basic share for the year ended December 31, 2007 was $1.04 as compared to $1.23 per share for the year ended December 31, 2006 or a reduction of 15.4% . Net income per fully diluted share was $0.95 as compared to $1.14 per diluted share for fiscal year 2006.

     Net income for the fourth quarter ended December 31, 2007 was $135,483 or $0.18 per diluted share, as compared to $254,914or $0.29 per diluted share for the fourth quarter of 2006.

     Dann H. Bowman, President and Chief Executive Officer stated, “We are very pleased to report that despite troubles in the Economy and banking industry overall, Chino Commercial Bank had no loan delinquency at year end. In addition, during 2007 the Bank took proactive measures and provided an additional $192,253 in reserves for possible future loan losses.

     During 2007 the Bank allocated significantly higher provisions against loan losses, resulting in lower net earnings. Though reporting lower earnings is never pleasant, we believe that this proactive approach in reserving for possible future losses is the best long-run course of action for the Bank, our shareholders and our customers.”

Financial Condition

     At December 31, 2007, total assets were $79.9 million, a reduction of $10.5 million or 11.6% from December 31, 2006.

     Gross loans increased to $53.2 million at December 31, 2007 from $51.8 million at December 31, 2006 or an increase of 2.7% . The growth was primarily in real estate secured lending.

     Total deposits decreased by 11.4% to $70.4 million at December 31, 2007 a decline from $79.5 million at December 31, 2006. Although we experienced a decrease in core deposits of 10.9%, from 76.6 million at December 31, 2006 to $68.2 million at December 31, 2007, our core deposits to total deposits remains very favorable at 96.9% .

Earnings

     The Company posted net interest income of $4,170,210 for the year ended December 31, 2007 as compared to $4,574,667 for the year ended December 31, 2006. Average interest-earning assets were $74.6 million with average interest-bearing liabilities of $31.6 million yielding a net interest margin of 5.59% for the year ended December 31, 2007 as compared to average interest-bearing assets of $78.9 million with average interest-bearing liabilities of $25.8 million yielding a net interest margin of 5.79% for the year ended December 31, 2006. The 20 basis points decrease in the net interest margin was primarily a result of the higher average balances in interest-bearing liabilities and the effect of downward re-pricing of the benchmark for Federal funds rate and related Prime rate.

     The Bank posted net interest income of $960,845 for the three months ended December 31, 2007 as compared to $1,155,564 for the three months ended December 31, 2006. Average interest-earning assets were $70.9 million with average interest-bearing liabilities of $34.9 million yielding a net interest margin of 5.39% for the fourth quarter of 2007 as compared to average interest-bearing assets of $79.9 million with average interest-bearing liabilities of $28.2 million yielding a net interest margin of 5.72% for the three months ended December 31, 2006.

     Non-interest income totaled $935,103 or an increase of 32.8% from $704,130 earned during the year ended December 31, 2006. Service charges on deposit accounts increased 41.0% to $801,746 due to higher volume of returned items activity.

     Non-interest income for the quarter ended December 31, 2007 totaled $237,868 or a 15.3% increase from the fourth quarter of 2006. Service charges on deposit accounts similarly increased 32.4% to $205,887 due to increased of overdraft and return item charges.

     General and administrative expenses were $913,811 for the three months ended December 31, 2007 or a decrease of 4.9% as compared to $961,115 for the three months ended December 31, 2006. General and administrative expenses were $3,730,671 for the year ended December 31, 2007 as compared to $3,570,109 for the year ended December 31, 2006. The largest component of general and administrative expenses was salary and benefits expense which totaled $480,487 for the three months ended December 31, 2007 as compared to $503,920 for the three months ended December 31, 2006. Salary and benefits expense were $1,920,513 for the year ended December 31, 2007 as compared to $1,779,194 for the year ended December 31, 2006. The increase in Salaries and benefits expenses for the year was reflective of salary increases, incentive compensation, and the increase in retirement plan accruals. The fourth quarter reduction in salary was a result in a reduction in staff. Other components of general and administrative expenses that affected the increase for the year ended December 31, 2007 were Data and item processing, Advertising and marketing, and Legal and professional expenses which increased by $52,307, $54,669, and $39,567 for the comparable prior year’s twelve month period. Other expenses decreased by $47,910 for the comparable three month period and decreased by $59,814 for the comparable twelve month period due primarily to decreased costs of courier and accounting services provided to certain large customers.

     The consolidated Company’s income tax expense was $76,201 for the three months ended December 31, 2007 as compared to $147,154 for the three months ended December 31, 2006. Income tax expenses were $447,273 for the year ended December 31, 2007 as compared to $627,464 for the year ended December 31, 2006. The effective income tax rate for 2007 and 2006 was approximately 39%.

     The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about the Bank’s plans, objectives, management’s expectations, intentions, relationships, opportunities, and technology and market condition statements. When used in these presentations, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements for the reasons, among others, discussed in Bank’s Annual Report on Form 10-KSB for the year ended December 31, 2006, which include: changes in general business and economic conditions may significantly affect the Bank’s earnings; changes in level of market interest rates; changes in credit risks of lending activities and competitive factors; effective income tax rates, relationships with major customers, extent and timing of legislative and regulatory actions and reforms. The Bank is not obligated to update and does not undertake to update any of its forward-looking statements made herein.

     Contact: Dann H. Bowman, President and CEO or Sandra F. Pender, Vice President and CFO, Chino Commercial Bank, N.A., 14345 Pipeline Avenue, Chino, Ca. 91710, (909) 393-8880.

CHINO COMMERCIAL BANCORP
STATEMENTS OF FINANCIAL CONDITION

	December 31, 2007	December 31, 2006
ASSETS:	Unaudited	Audited
Cash and due from banks	$3,487,933	$4,201,391
Federal funds sold and Due from banks time	7,539,000	13,316,000
Cash and cash equivalents	11,026,933	17,517,391

Investment securities available for sale	7,339,354	11,839,152
Investment securities held to maturity (fair value approximates
$3,880,000 at December 31, 2007 and $4,696,000 at December 31, 2006)	3,873,251	4,784,277
Total investments	11,212,605	16,623,429
Loans
Construction	2,606,750	1,925,067
Real estate	39,726,301	37,521,967
Commercial	10,062,969	11,655,290
Installment	790,535	670,765
Gross loans	53,186,555	51,773,089
Unearned fees and discounts	(87,389)	(136,046)
Loans net of unearned fees and discount	53,099,166	51,637,043
Allowance for loan losses	(725,211)	(615,808)
Net loans	52,373,955	51,021,235

Restricted stock	654,250	627,500
Fixed assets, net	2,085,203	2,222,503
Accrued interest receivable	326,990	385,764
Prepaid & other assets	2,269,497	2,076,976
Total assets	$79,949,433	$90,474,798

LIABILITIES:
Deposits
Non-interest bearing	$42,270,696	$53,845,147
Interest Bearing
Money market & NOW	22,711,556	19,907,277
Savings	1,202,965	1,001,135
Time deposits less than $100,000	2,054,915	1,818,235
Time deposits of $100,000 or greater	2,156,778	2,882,341
Total deposits	70,396,910	79,454,135
Accrued interest payable	63,962	61,477
Accrued expenses & other payables	533,682	412,745
Subordinated debentures	3,093,000	3,093,000
Total liabilities	74,087,554	83,021,357
STOCKHOLDERS' EQUITY
Common stock, authorized 10,000,000 shares with no par value, issued and outstanding 704,278 shares and 808,214 shares at December 31,
2007 and December 31, 2006, respectively.	2,610,418	5,022,984
Retained earnings	3,255,321	2,507,373
Accumulated other comprehensive loss	(3,860)	(76,916)
Total stockholders' equity	5,861,879	7,453,441
Total liabilities & equity	$79,949,433	$90,474,798

CHINO COMMERCIAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended		For the year ended
	December 31		December 31
	2007	2006	2007	2006
Interest income
Interest on investment securities	$133,640	$193,705	$587,928	$839,570
Interest on Federal funds and Due from banks time	71,058	143,643	494,280	608,309
Interest and fee income on loans	1,050,301	1,007,680	4,064,035	3,638,661
Total interest income	1,254,999	1,345,028	5,146,243	5,086,540
Interest expense
Deposits	242,991	153,490	771,083	474,239
Other borrowings	51,163	35,974	204,950	37,634
Total interest expense	294,154	189,464	976,033	511,873
Net interest income	960,845	1,155,564	4,170,210	4,574,667
Provision for loan losses	73,218	(1,336)	179,421	71,669
Net interest income after
provision for loan losses	887,627	1,156,900	3,990,789	4,502,998
Non-interest income
Service charges on deposit accounts	205,887	155,532	801,746	568,794
Other miscellaneous fee income	7,415	23,339	33,824	38,420
Dividend income from restricted stock	9,105	9,473	37,257	33,390
Income from bank owned life insurance	15,461	17,939	62,276	63,526
Total non-interest income	237,868	206,283	935,103	704,130
General and administrative expenses
Salaries and employee benefits	480,487	503,920	1,920,513	1,779,194
Occupancy and equipment	82,587	97,811	340,032	405,320
Data and item processing	80,985	69,985	305,539	253,232
Advertising and marketing	39,776	25,842	152,984	98,315
Legal and professional fees	67,391	53,408	298,736	259,169
Insurance	8,048	5,701	30,734	24,258
Directors' fees and expenses	19,401	21,402	79,034	87,708
Other expenses	135,136	183,046	603,099	662,913
Total general & administrative expenses	913,811	961,115	3,730,671	3,570,109
Income before income tax expense	211,684	402,068	1,195,221	1,637,019
Income tax expense	76,201	147,154	447,273	627,464
Total income	$135,483	$254,914	$747,948	$1,009,555
Basic earnings per share	$0.19	$0.31	$1.03	$1.23
Diluted earnings per share	$0.18	$0.29	$0.95	$1.14

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 21, 2008

By: /s/ Sandra F. Pender Sandra F. Pender Vice President and Chief Financial Officer